AUDIO VISUAL SERVICES CORPORATION EMERGES FROM CHAPTER 11

                       FINANCIAL REORGANIZATION COMPLETE


LONG BEACH, CA -- MARCH 5, 2002 - Audio Visual Services CorporationTM (AVSV:
OTC) announced today that the Company and its domestic subsidiaries have emerged from the prenegotiated Chapter 11 cases that were commenced on December 17, 2001, in the United States Bankruptcy Court for the Southern District of New York, Case No. 01-16272 (AJG). The Court confirmed the Company's Plan of Reorganization at the confirmation hearing held on February 20, 2002, and the Company's Plan of Reorganization is now effective. The Company has been reorganized as a private company and all of its outstanding shares of common stock that traded on the OTC Bulletin Board under the symbol AVSV have been cancelled.

Robert Ellis, Chairman and CEO of the Company commented: "The Company had struggled with excessive levels of debt which built up as a consequence of the acquisition strategy pursued in the late 1990's. The Plan of Reorganization provides for an appropriate capital structure, sufficient cash to fund operations and the ability to access capital to fund new growth initiatives. Most importantly, the Company's financial reorganization did not affect our operations, customers, suppliers or employees."

The Company also announced that it has entered into agreements with a syndicate of financial institutions led by JP Morgan Chase for an aggregate of $136 million in new debt financing.

AVSC is a leading provider of audiovisual equipment rentals, staging services and related technical support services to hotels, event production companies, trade associations, convention centers and corporations in the United States. In addition to its United States operations, the Company has operations in Canada, Mexico, the United Kingdom, Belgium, and the Caribbean.

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FOR FURTHER INFORMATION, CONTACT:
Digby J. Davies                             Mike Smargiassi
President and COO                           Brainerd Communicators, Inc.
AVSC 562-366-0136                           212-986-6667